FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Financial Contact:
Patrick Davidson (414) 343-8002

Media Contact:
Kathleen Lawler (414) 343-4587

HARLEY-DAVIDSON, INC. ELECTS GREEN TO BOARD COMMITTEES; DECLARES DIVIDEND.

Milwaukee, Wis., December 9, 2004 — Harley-Davidson, Inc. (NYSE: HDI) today announced the election of Director Judson C. Green to the Company’s Nominating and Corporate Governance Committee and to the Audit Committee, effective today. Green is President and Chief Executive Officer of NAVTEQ Corporation (NYSE:NVT).

The Company also announced today that the Board of Directors approved a quarterly dividend of 12.5 cents per share, payable December 29, 2004 to shareholders of record as of December 17, 2004. This represents a 25 percent increase over the prior dividend paid Sept. 29, 2004.

“For the second time in 2004 Harley-Davidson has increased the quarterly dividend 25 percent, reflecting our confidence in the Company’s future,” said Jeffrey L. Bleustein, chairman and chief executive officer of Harley-Davidson, Inc.

Harley-Davidson currently has approximately 294 million shares of common stock outstanding.

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services, Inc. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles in addition to motorcycle parts, accessories and apparel. Harley-Davidson Financial Services, Inc. provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

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